PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OH 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                Contact:  Robert E. Evans
---------------------                          Chairman and CEO
September 2, 2003                              (740) 373-3155



                          PEOPLES BANCORP NAMED ONE OF
                          AMERICA'S FINEST COMPANIES(R)
                  --------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp (Nasdaq: PEBO) was recently recognized in the 13th annual edition of America's Finest Companies(R), an investment directory of all publicly traded US companies with at least 10 consecutive years of higher earnings and/or dividends per share.
         "We are again honored to be a part of this select group of companies," commented Robert E. Evans, Peoples Bancorp's Chairman and CEO. "It recognizes all of Peoples' associates for our continuing drive to grow shareholder value through integrated financial service solutions."
         Only the top 2% of the 19,000+ publicly traded US companies make the list of America's Finest Companies(R). The directory is published annually by Bill Staton, Chairman of the Staton Institute in Charlotte, North Carolina,
(704) 365-2122.
         Peoples Bancorp was also named to the "Super 50 Team", reserved for companies with a combined total of at least 50 years of higher earnings and dividends per share. Only 19 companies received this elite distinction, representing just 0.1% of all publicly traded US companies. Peoples was ranked 4th in the nation, with consecutive earnings per share growth of 29 years and annual dividend growth of 37 straight years.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.86 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 50 sales offices and 33 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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